Exhibit 10.2

EARN-OUT AGREEMENT

THIS EARN-OUT AGREEMENT (the “Agreement”) is entered into this 26th  day of January 2011, between Capsalus Corporation, a Nevada corporation (“Capsalus”) and Mary S. Schreiber, PhD., (the “Seller”).

RECITALS

A.  Pursuant to a Stock Purchase Agreement dated January 26, 2011 (the "Purchase Agreement"), among Capsalus and the Seller, it is a condition to closing under the Purchase Agreement (the "Closing") that Capsalus and the Seller execute and deliver this Agreement to each other.

B.  Pursuant to the Purchase Agreement, Capsalus will acquire all of the issued and outstanding capital stock of Guava Senior Home & Healthcare Services, a Delaware corporation, and Guava Financing, Inc., a Delaware corporation (hereinafter referred to as the “Company” or “Companies”) owned by the Seller.

C.  The parties intend to provide for the payment of additional shares of Capsalus common stock to the Seller based on the financial performance of the Company following the Closing ("Earn-Out").

AGREEMENT

1.           Calculation of Earn-Out.  The Seller’s Earn-Out shall be based on the gross revenues achieved by the Companies between the Closing and December 31, 2014 (the “Earn-Out Period”) as follows:

(a)
Capsalus shall issue 5,000,000 shares of its common stock to Seller, for every five  million dollars ($5,000,000) of gross revenues achieved by the Seller (the “Earn-Out Amount”) between the Closing and December 31, 2013, up to a total of twenty million (20,000,000) shares of its common stock for total gross revenues of twenty million dollars ($20,000,000) achieved over the Earn-Out Period.

(b)	The Shares shall be issued quarterly after certification by the Capsalus Chief Financial Officer, that the Earn-Out Amount has been met by the Seller.

(c)
For purposes of this Agreement, Gross Revenues shall be based upon all income received by Seller that it receives from its normal business activities, in accordance with Generally Accepted Accounting Principals consistently applied from the Closing.

2.           Payment of Earn-Out Shares. Within forty-five (45) days after each quarter of the Earn-Out Period, the CFO shall deliver to the Seller a written calculation of the Earn-Out Shares earned (if any), together with a stock certificate(s) representing the amount of the  Earn-Out Shares (if any).

3.           Resolution of Dispute.  If Seller disputes the CFO’s calculation of the Earn-Out Shares, it shall so notify Capsalus in writing within ten days after receipt of the written calculation referred to in Section 2. Capsalus and the Seller shall then submit the matter to Capsalus independent auditors (the “Auditors”), who shall calculate the Earn-Out Shares as described in Section 1. The Auditors shall submit its written calculation of the Earn-Out Shares to the parties simultaneously with its completion of its audit of Capsalus financial statements for the fiscal year ended December 31, 2011. If the Auditor’s calculation shows the Earn-Out Shares to be equal to or less than the amount determined by the CFO, then the Seller shall pay the Auditor’s fees and expenses. If the Auditor’s calculation shows the Earn-Out Shares to be greater than the amount determined by the CFO, then Capsalus shall pay the Auditor’s fees and expenses.

4.          Covenants of Capsalus .  Capsalus hereby covenants and agrees that, from the Closing Date until the earlier of (i) the termination of this Agreement or (ii) the end of the 2013 Earn-Out Period, it will (x) maintain the Company as a wholly-owned subsidiary of Capsalus, which will maintain appropriate accounting books and records necessary to calculate amounts payable hereunder, and (y) not change the name of such subsidiary without Seller’s prior consent, which consent shall not be unreasonably withheld.

          5.  Conditions to Receipt of Earn-Out.  In order to receive the Earn-Out, Seller must be continuously employed by the Company from the date of this Agreement through December 31, 2013, unless terminated without cause by the Company.  For purposes hereof, "cause" shall mean:

            (a)  the Seller’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any  crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

            (b)  The Seller’s commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company or Capsalus;

            (c)  The Sellers's continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided, that termination of the Seller's employment pursuant to this paragraph (c) shall not constitute valid termination for cause unless the Seller shall have first received written notice from the Board of Directors of the Company stating with specificity the nature of such failure or refusal and affording the Seller at least thirty (30) days to correct the act or omission complained of; or

            (d)  Gross negligence, insubordination, material violation by the Seller of any duty of loyalty to the Company or any other material misconduct on the part of the Seller, provided that termination of the Seller's employment pursuant to this paragraph (d) shall not constitute valid  termination for cause unless the Seller shall have first received written notice from the Board of Directors of the Company stating with specificity the nature of such failure or refusal and affording the Seller at least thirty (30) days to correct the act or omission complained of.

6.           Miscellaneous.

6.1  Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

6.2  Assignment. The rights of Capsalus under this Agreement may, without the consent of the Seller, be assigned  by Capsalus, in its sole and  unfettered discretion (a) to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Capsalus, or (b) to any subsidiary or affiliate of Capsalus, or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of Capsalus or such subsidiary or affiliate.

6.3 Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof.  Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given, in the case of (a) Capsalus, 2675 Paces Ferry Road, Suite 100, Atlanta, Georgia 30339, Attention: Steven M. Grubner, Chief Executive Officer, or (b) to Seller/Company, 407 Valley Brook Drive, Hockessin, Delaware 19707, Attention: Mary S. Schreiber, PhD., President. Any such party may change said party's address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

6.4  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

6.5 Construction of Agreement.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia applicable to agreements executed and to be performed in Georgia.

6.6  Complete Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings.

6.7  Non-Transferability of Interest. None of the rights of the Seller to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable. Any attempted assignment, transfer, conveyance, or other disposition of any interest Capsalus pursuant to this Agreement shall be void.

6.8  Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction or under any other circumstance.

6.9  Legal Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

CAPSALUS CORPOATION
By:	/s/ Steven M. Grubner,
Steven M. Grubner, President

MARY S. SCHREIBER, PhD.
By:	/s/ Mary S. Schreiber, PhD
Mary S. Schreiber, PhD.